Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

For the Three and Nine Months Ended September 30, 2008 and 2007

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended September 30, 2008 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations, there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  changes in the laws or regulations under which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision Systems Corporation (“Cablevision”) and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements that were reported by Cablevision in June 2003;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for securities and bank loans;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming to cable television system and DBS operators and telephone companies (collectively referred to as operators) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways.  First, we receive affiliate fee payments from operators.  These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliate fees we earn vary from operator to operator and also vary among our networks but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with cable television system operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and

IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between us and the largest operators.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 31% of the Company’s consolidated net trade accounts receivable balances at September 30, 2008 and December 31, 2007, which exposes the Company to a concentration of credit risk.  These customers accounted for approximately 37% and 39% of the Company’s net revenues for the nine months ended September 30, 2008 and 2007, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended September 30,
	2008		2007
		% of Revenues,		% of Revenues,	Increase (Decrease)
	Amount	net	Amount	net	in Net Income
	(dollars in thousands)

Revenues, net	$185,029	100%	$164,387	100%	$20,642

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	50,779	27	44,892	27	(5,887)
Selling, general and administrative	55,137	30	43,041	26	(12,096)
Restructuring charges	4	—	583	—	579
Depreciation and amortization	14,826	8	14,685	9	(141)
Operating income	64,283	35	61,186	37	3,097
Other income (expense):
Interest expense, net	(22,575)	(12)	(27,508)	(17)	4,933
Write-off of deferred financing costs	—	—	(2,919)	(2)	2,919
Loss on extinguishment of debt	—	—	(19,113)	(12)	19,113
Miscellaneous, net	(118)	—	128	—	(246)
Income before income taxes	41,590	22	11,774	7	29,816
Income tax expense	(15,579)	(8)	(5,208)	(3)	(10,371)
Net income	$26,011	14%	$6,566	4%	$19,445

	Nine Months Ended September 30,
	2008		2007
		% of Revenues,		% of Revenues,	Increase (Decrease)
	Amount	net	Amount	net	in Net Income
	(dollars in thousands)

Revenues, net	$550,165	100%	$489,457	100%	$60,708

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	146,616	27	138,385	28	(8,231)
Selling, general and administrative	163,331	30	130,165	27	(33,166)
Restructuring charges	323	—	1,508	—	1,185
Depreciation and amortization	44,470	8	44,553	9	83
Operating income	195,425	36	174,846	36	20,579
Other income (expense):
Interest expense, net	(66,875)	(12)	(86,130)	(18)	19,255
Write-off of deferred financing costs	—	—	(2,919)	(1)	2,919
Loss on extinguishment of debt	—	—	(19,113)	(4)	19,113
Miscellaneous, net	(401)	—	322	—	(723)
Income before income taxes	128,149	23	67,006	14	61,143
Income tax expense	(48,541)	(9)	(27,554)	(6)	(20,987)
Net income	$79,608	14%	$39,452	8%	$40,156

Comparison of the Three and Nine Months Ended September 30, 2008 Versus the Three and Nine Months Ended September 30, 2007

Revenues, net for the three and nine months ended September 30, 2008 increased $20.6 million (13%) and $60.7 million (12%) respectively, as compared to revenues, net for the same periods in the prior year.  The net increases are attributable to the following:

	Comparison of Three Months Ended September 30, 2008 Versus Three Months Ended September 30, 2007
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$10.7	$(0.4)	$10.3
Affiliate revenue	7.1	2.4	9.5
Other revenue	0.7	0.1	0.8
	$18.5	$2.1	$20.6

	Comparison of Nine Months Ended September 30, 2008 Versus Nine Months Ended September 30, 2007
	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$36.8	$—	$36.8
Affiliate revenue	16.7	6.1	22.8
Other revenue	0.5	0.6	1.1
	$54.0	$6.7	$60.7

The increase in advertising revenue for the three and nine months ended September 30, 2008 compared to the respective prior year periods at AMC Networks resulted principally from higher rates and units sold.  The increase in affiliate revenue for the three and nine months ended September 30, 2008 compared to the same periods in the prior year is due to an increase in viewing subscribers and per subscriber rate increases.  Viewing subscribers as of September 30, 2008 compared to the same period in the prior year, increased 3.9% and 12.6% at AMC Networks and IFC, respectively.

	As of September 30,			Percent
	2008	2007	Increase	Increase
	(in thousands)
Viewing Subscribers:
AMC	85,800	84,100	1,700	2.0%
WE tv	59,400	55,600	3,800	6.8%
IFC	48,200	42,800	5,400	12.6%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs.  Depreciation and amortization expense of fixed assets and definite lived intangibles are not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2008 increased $5.9 million (13%) and $8.2 million (6%) for the three and nine months ended September 30, 2008, respectively, compared to the same periods in 2007.  The net increases in technical and operating expense are attributed to the following:

	Comparison of Three Months Ended September 30, 2008 Versus Three Months Ended September 30, 2007
	(in millions)
	AMC Networks	IFC	Total
Increase in:
Amortization of program rights and series development/original programming costs	$3.0	$0.5	$3.5
Programming related costs	1.9	0.5	2.4
	$4.9	$1.0	$5.9

	Comparison of Nine Months Ended September 30, 2008 Versus Nine Months Ended September 30, 2007
	(in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Amortization of program rights and series development/original programming costs	$2.8	$(0.3)	$2.5
Programming related costs	4.0	1.7	5.7
	$6.8	$1.4	$8.2

The increases in programming related costs are due primarily to increased non-film programming costs, broadband/video-on-demand related costs and other programming related costs.

As a percentage of revenues, technical and operating expenses remained at 27% for the three months ended September 30, 2008 compared to the same period in 2007, and decreased to 27% from 28% for the nine months ended September 30, 2008 compared for the same period in 2007.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or original programming costs.  As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, costs for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $12.1 million (28%) and $33.2 million (25%) for the three and nine months ended September 30, 2008, respectively, as compared to the same periods in 2007.  The net increases are attributable to the following:

	Comparison of Three Months Ended September 30, 2008 Versus Three Months Ended September 30, 2007
	(in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$8.0	$(0.2)	$7.8
Other general and administrative costs	2.3	0.5	2.8
Management fees	0.7	—	0.7
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	0.4	0.4	0.8
	$11.4	$0.7	$12.1

The increase in sales and marketing costs at AMC Networks of $8.0 million is primarily related to an increase in costs for the marketing and promotion of original programming series premieres and an increase in advertising sales related expenses due to increased advertising sales revenue in the third quarter of 2008 compared to the third quarter of 2007.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent expense of $0.8 million and increased parent company allocations of $0.8 million.    The increase in other general and administrative costs at IFC is primarily due to an increase in rent expense of $0.2 million and increased parent company allocations of $0.3 million.  Management fees increased due to the increased revenues of AMC Networks in 2008 compared to 2007.  Pursuant to an agreement with CSC Holdings, a wholly-owned subsidiary of Cablevision, AMC LLC and WE LLC pay an annual management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

	Comparison of Nine Months Ended September 30, 2008 Versus Nine Months Ended September 30, 2007
	(in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$23.9	$1.3	$25.2
Other general and administrative costs	5.7	1.3	7.0
Management fees	1.9	—	1.9
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	(1.2)	0.3	(0.9)
	$30.3	$2.9	$33.2

The increase in sales and marketing costs at AMC Networks of $23.9 million is primarily related to the increase in costs for the marketing and promotion of original programming series premieres and an increase in advertising sales related expenses due to increased advertising sales revenue during the nine months ended September 30, 2008 compared to the same period in the prior year.  The increase in other general and administrative costs at AMC Networks is primarily due to an increase in rent expense of $1.9 million, an increase in legal expenses of $0.7 million and increased parent company allocations of $2.5 million.  The increase in other general and administrative costs at IFC is primarily due to an increase in rent expense of $0.4 million and increased parent company allocations of $0.8 million. Management fees increased due to the increased revenues of AMC Networks in 2008 compared to 2007.

As a percentage of revenues, selling, general and administrative expenses increased to 30% for the three and nine months ended September 30, 2008, compared to 26% and 27%, respectively, for the same periods in 2007.

Restructuring charges of $0.3 million for the nine months ended September 30, 2008 and $0.6 million and $1.5 million for the three and nine months ended September 30, 2007, respectively, represents severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization increased $0.1 million (less than 1%) and decreased $0.1 million (less than 1%) for the three and nine months ended September 30, 2008, respectively, compared to the same periods in 2007.  The increase of $0.1 million for the three month period ended September 30, 2008 compared to the same period in 2007 is due to an increase in depreciation expense relating to fixed assets placed in service during the third quarter of 2008.  The decrease of $0.1 million for the nine month period ended September 30, 2008 compared to the same period in 2007 is due to a decrease in amortization of intangible assets of $0.4 million due to certain intangible assets becoming fully amortized in the first quarter of 2007, partially offset by an increase in depreciation expense of $0.3 million relating to fixed assets placed in service during the nine month period ended September 30, 2008.

Net interest expense decreased $4.9 million (18%) and $19.3 (22%) million for the three and nine months ended September 30, 2008, respectively, compared to the same periods in the prior year. The net decreases were attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2008
	(in millions)
Increase (decrease):
Due to lower average interest rates	$(4.0)	$(9.3)
Due to changes in average debt balances	(1.2)	(9.8)
Due to changes in interest income	—	(0.5)
Other	0.3	0.3
	$(4.9)	$(19.3)

Income tax expense of $15.6 million and $48.5 million for the three and nine months ended September 30, 2008, respectively, differs from the income tax expense derived from applying the statutory federal rate to pretax income due principally to the impact of state and local income taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $103.7 million for the nine months ended September 30, 2008 compared to $77.3 million for the nine months ended September 30, 2007.  The 2008 cash provided by operating activities resulted from $245.3 million of income before depreciation and amortization and non-cash items and an increase in cash resulting from a decrease in net other assets totaling $5.6 million, partially offset by the acquisition of and payment of obligations relating to programming rights totaling $128.5 million and carriage fee payments of $18.7 million.

The 2007 cash provided by operating activities resulted from $220.2 million of income before depreciation and amortization and non-cash items, an increase in accounts payable to affiliates, net of $30.0 million and a decrease in net other assets totaling $10.7 million, partially offset by a decrease in cash resulting primarily from the acquisition of and payment of obligations relating to programming rights totaling $118.0 million, an increase in accounts receivable, trade of $10.8 million due primarily to an increase in affiliate fee trade receivables, deferred carriage fee payments of $28.5 million, and a decrease in accrued interest of $26.3 million due to the timing of interest payments on our senior and senior subordinated notes.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2008 and 2007 was $4.3 million and $3.2 million, respectively, which consisted primarily of capital expenditures for the purchase of technical equipment for the transmission of our networks in high-definition.

Financing Activities

Net cash used in financing activities amounted to $137.3 million for the nine months ended September 30, 2008 compared to $75.5 million for the nine months ended September 30, 2007.  In 2008, financing activities consisted of capital distributions to our parent of $305.0 million, repayment of bank debt of $53.8 million, payment of financing costs of $2.9 million associated with a new incremental revolver supplement entered into in June 2008 and principal payments on capital leases of $0.6 million, partially offset by proceeds from bank debt of $225.0 million (as described below).  In 2007, financing activities consisted of capital distributions to our parent of $74.8 million, $193.2 million for the partial redemption of $175.0 million of our senior subordinated notes including a redemption premium of $18.2 million, repayment of bank debt of $33.0 million, and principal payments on capital leases of $0.5 million, partially offset by proceeds from bank debt of $23.0 million and a cash contribution from our parent of $203.0 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the nine months ended September 30, 2008 and 2007.  Our cash flow from operations and proceeds from borrowings available to us, provide the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including Rainbow’s suite of 15 channels, produced exclusively in high definition and marketed for distribution to DBS and cable operators (“VOOM”) and Rainbow’s regional news networks (“News 12 Networks”), subject to the applicable covenants and limitations contained in our financing agreements.  We currently expect our net funding and investment requirements for the next twelve months will be met by one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our credit facility.  During the nine months ended September 30, 2008, we distributed $60 million to Rainbow Programming Holdings LLC (“RPH”), our direct parent, related to its funding of other Rainbow programming services, including VOOM and News 12 Networks and we distributed $245 million to RPH for Rainbow Media Holdings LLC’s (“RMH”) acquisition of Sundance Channel L.L.C. (see below).

We have assessed the implications of the recent distress in the capital and credit markets on our ability to meet our net funding and investing requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, continued market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising. These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if, needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. Moreover, the obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others. We continue to evaluate options to manage our liquidity and capital structure.

The following table summarizes our outstanding debt, including capital lease obligations, interest expense and capital expenditures as of and for the nine months ended September 30, 2008:

(dollars in thousands)

Bank debt	$671,250
Capital lease obligations	15,640
Senior notes	298,947
Senior subordinated notes	323,501
Total debt	$1,309,338

Interest expense	$68,037
Capital expenditures	$4,112

Debt Financing Agreements

We have an $800 million senior secured credit facility, which consists of a $500 million term A loan facility and a $300 million revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  Outstanding borrowings under the term loan facility and revolving credit facility were $481.3 million and $190 million (see below), respectively, at September 30, 2008.  At September 30, 2008, the weighted average interest rates on the term A loan facility and amounts drawn under the revolving credit facility were 3.488% and 3.648%, respectively.  We had $110 million in undrawn revolver commitments at September 30, 2008.

On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280 million.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar Rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our credit facility currently outstanding.  We are obligated to pay fees of 0.375% per annum on any undrawn portion of the Incremental Revolver commitment balance.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at September 30, 2008.

In connection with the Incremental Revolver, we incurred deferred financing costs of $2.9 million, which are being amortized to interest expense over the term of the revolver.

In June 2008, we borrowed $210 million under our $300 million revolving credit facility which was distributed to RMH, our indirect parent, along with an additional $35 million of cash on hand in connection with RMH’s acquisition of Sundance Channel L.L.C.  During the third quarter of 2008, we borrowed an additional $15 million and repaid $35 million under our $300 million revolving credit facility.

As of September 30, 2008, we also have outstanding $325 million principal amount of 10 3/8% senior subordinated notes and $300 million principal amount of 8 3/4% senior notes.

We were in compliance with all of our financial covenants under our credit facility and the Incremental Revolver as of September 30, 2008.  In addition, we are also subject to financial covenants of the senior and senior subordinated notes we have issued which are generally less restrictive than those contained in our credit agreement.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s.  Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk.  Our corporate credit rating is Ba3 by Moody’s with a stable outlook and BB by Standard & Poor’s with a negative outlook.  Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Interest Rate Risk

The credit agreement is a variable rate instrument and, accordingly, the Company is subject to interest rate volatility. In order to mitigate interest rate volatility, the Company will continue to evaluate interest rate risk management strategies.

Commitments and Contingencies

As of September 30, 2008, the Company’s commitments and contingencies not reflected on the Company’s condensed consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, decreased approximately $45 million to approximately $212 million as compared to $257 million at December 31, 2007.  The decrease relates primarily to the decrease of commitments for future program rights obligations of approximately $37 million and payments made towards the commitment for technical support and affiliate transmission services of approximately $7 million.

Recently Issued Accounting Standards Not Yet Adopted

In March 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“Statement No. 161”).  Statement No. 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements; how derivative instruments and related hedged items are accounted for; and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. Statement No. 161 is effective for the Company on January 1, 2009.   The impact of this standard will be to expand disclosures regarding the Company’s derivative instruments, if any.

In April 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 142-3, Determination of the Useful Life of Intangible Assets.  FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets.  FSP No. FAS 142-3 is effective for the Company on January 1, 2009.  The Company has not yet determined the impact FSP No. FAS 142-3 will have on its consolidated financial statements.